UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 1, 2018

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri		63025
(Address of principal executive offices)		(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).     ☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.Entry into a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on September 24, 2018, on September 24, 2018, Peak Resorts, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with the stockholders of Snow Time, Inc., a privately held Delaware corporation (“Snow Time”), each named as a party thereto (collectively, the “Sellers”), pursuant to which, at the closing, the Company will acquire 100% of the outstanding capital stock of Snow Time held by the Sellers (the “Acquisition”).  The aggregate Acquisition purchase price payable by the Company is $76.0 million, comprised of $70.0 million payable in cash and the remainder payable in shares of the Company’s common stock with a value equal to $6.0 million, determined based on the average closing price of the common Stock for the 20 trading days immediately preceding the closing of the Acquisition.

Also as previously disclosed, in connection with the Company’s entry into the Agreement, the Company has entered into a commitment letter (the “Commitment Letter”) with Cap 1 LLC (“Cap 1”), pursuant to which and subject to the terms and conditions set forth therein, Cap 1 has committed to provide a two-year senior secured term loan facility in the amount of $50.0 million (the “Term Loan”) to fund a portion of the cash consideration to be paid to the Sellers pursuant to the terms of the Agreement.  Pursuant to the terms of the Commitment Letter, the Company has agreed that as a condition to the funding of the Term Loan, it will exercise the existing option (the “Cap 1 Option”) to issue to Cap 1 an additional 20,000 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), along with additional warrants to purchase common stock, for an aggregate consideration of $20.0 million as provided by the terms of the Securities Purchase Agreement between the Company and Cap 1, dated as of August 22, 2016 (the “Cap 1 Agreement”). The Company intends to use the proceeds from the sale of the Series A Preferred Stock to fund the remainder of the cash portion of the Acquisition purchase price.

The terms of the warrants to be issued to Cap 1 pursuant to the exercise of the Cap 1 Option will be identical to those issued to Cap 1 pursuant to the Cap 1 Agreement and are exercisable to purchase a total of 2,719,018 shares of common stock at exercise prices ranging from $6.50 to $9.00 per share (the “Option Warrants”). As consideration for the Term Loan and in lieu of fees, upon funding, the Company has also agreed to issue Cap 1 an additional warrant to purchase 1,750,000 shares of the Company’s common stock at $10.00 per share (the “Financing Warrant”). In addition, the Commitment Letter provides that the Term Loan may be extended for an additional one-year period at the Company’s option. If extended, the Company has agreed to issue Cap 1 a warrant to purchase 666,667 shares of common stock at $7.50 per share (the “Extension Warrant”).

Issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant and Extension Warrant to Cap 1 pursuant to the terms of the Commitment Letter will result in the  potential issuance of more than 20% of the total number of shares of the Company’s common stock outstanding before the transactions contemplated by the Agreement and Commitment Letter. Nasdaq Listing Rule 5635(a) requires stockholder approval when, in connection with an acquisition of stock or assets of another company, a listed company issues a number of shares of its common stock that equals or exceeds 20% of the total number of shares of its common stock or voting power outstanding before the transaction. As such, the Company intends to seek stockholder approval to issue the Series A Preferred Stock, Option Warrants, Financing Warrant, Extension Warrant and common stock underlying those securities in connection with the Acquisition (the “Nasdaq Proposal”).

On October 1, 2018, Mr. Timothy Boyd, Mr. Stephen Mueller and Mr. Richard Deutsch, in their respective capacities as stockholders of the Company, and Cap 1 have entered into voting agreements with the Company pursuant to which such stockholders agreed, among other things, to vote their respective shares of common stock of the Company in favor of the approval of the Nasdaq Proposal and against any action, proposal, transaction, or agreement that could reasonably be expected to interfere with, delay, discourage, adversely affect, or inhibit approval of the Nasdaq Proposal or the timely consummation of the Acquisition (the “Voting Agreements”).  Collectively, Messrs. Boyd, Mueller and Deutsch and Cap 1 own approximately 43.4% of the voting power of the Company.

The foregoing description of the terms of the Voting Agreements is a summary only and is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Peak Resorts, Inc. Voting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2018

PEAK RESORTS, INC. (Registrant)

By:	/s/ Christopher J. Bub
Name:	Christopher J. Bub
Title:	Chief Financial Officer